                                                                      EXHIBIT 99

                       [LETTERHEAD OF CB RICHARD ELLIS]

PRESS RELEASE
-------------


FOR IMMEDIATE RELEASE-- August 11, 1998

For further information
At the Company                     At the Financial Relations Board
Cary Brazeman                      Karen Taylor                           Stephanie Mishra
Corporate Communications           General Information                    Investor/Analyst Contact
(213) 613-3227                     (310) 442-0599                         (415) 986-1591


CB RICHARD ELLIS REPORTS STRONG SECOND QUARTER RESULTS

 .  62% revenue and 102% EBITDA gains

 .  $0.38 adjusted EPS, up 36%

 .  Strong revenue growth across all business segments



Los Angeles, CA (August 11, 1998)

CB Richard Ellis (NYSE:CBG), the world-market leader in real estate services, today announced second quarter consolidated revenue gains of 62% and 102% growth in earnings before interest, income taxes, depreciation and amortization ("EBITDA"), and before merger-related and one-time charges. For the quarter, adjusted diluted earnings per share increased 36% to $0.38 per share.

Chairman and Chief Executive Officer Jim Didion commented, "We are delighted with these results. We have continued to produce strong financial results owing to the considerable advances we have made in expanding our global presence, both organically and through acquisitions. The potential reach of our real estate product and service offerings is unprecedented, now that we have combined our operations with REI Limited ("REI") and Hillier Parker, and we intend to aggressively capitalize upon the sizable market potential of our global franchise. Our commonly owned network of company offices, integrated management and consistent service capabilities across all business lines and geographic locations distinguish us considerably."

"While we are delighted with our performance this quarter and are confident of producing a strong year-end, we expect our future 1998 results to be moderately impacted by added investments in building our infrastructure, particularly in our international facilities management business, and from a softening in business from our Asian operations."

                                   - more -

Page 2 of 11
CB Richard Ellis News Release
August 11, 1998



Didion noted results this quarter relative to last year include the contribution from several acquisitions consummated since the second quarter of last year, most notably REI in April 1998 and Koll Real Estate Services ("Koll") in August 1997. According to Didion, the company anticipates its debt level to increase in the third quarter, due mostly to financing of the previously announced acquisition of London-based Hillier Parker and the purchase of remaining local ownership interests of its Australia and New Zealand businesses, and to reduce thereafter as the pace of acquisition activity slows. With the global network essentially complete, the company expects to grow primarily through organic expansion rather than acquisitions over the next several years. Didion also noted that the company typically experiences higher operating costs during the first six months or so after making an acquisition, which is generally the length of time it takes to integrate a new acquisition into its core operations.

CONSOLIDATED RESULTS

For the quarter ended June 30, 1998, consolidated revenues increased 62% to $255.3 million from $158.0 million in the 1997 second quarter. EBITDA excluding merger-related and other nonrecurring charges increased 102% to $30.8 million compared with $15.2 million in 1997. The company reported a net loss applicable to common shareholders of $1.2 million, or $0.06 per share, versus net income applicable to common shareholders of $3.9 million, or $0.28 per share in the comparable year ago quarter. Net income applicable to common shareholders before the effect of merger-related and other nonrecurring charges was $8.0 million, or $0.38 per share, in the second quarter, compared to net income of $3.9 million, or $0.28 per share during the 1997 second quarter.

For the six months ended June 30, 1998, consolidated revenues advanced 47% to $430.4 million, up from $292.0 million in the comparable period of 1997. EBITDA excluding merger-related and other nonrecurring charges improved 71% to $43.3 million from $25.3 million in the comparable period of 1997. Due to merger-related and other one-time charges, the net loss applicable to common shareholders was $31.5 million versus income of $5.1 million in the comparable year-ago period. Net income applicable to common shareholders before the adjustment for the effect of the deemed dividend associated with accounting for the repurchase of its preferred stock and merger-related and other nonrecurring charges rose to $10.0 million, or $0.49 per share, from $5.1 million, or $0.37 per share, in the corresponding prior year period.

Second quarter results include April 18 (date of acquisition) through June 30, 1998 results for REI, and the year-to-date results contain the full six month contribution from Koll which was not included in 1997. Additionally, the one-time charges totaling $16.6 million consist of costs associated with the REI acquisition and integration ($3.8 million); the change in the company's name to CB Richard Ellis ($4.8 million); and the write-down in the carrying value of the company's headquarters building ($8.0 million), all of which were anticipated.




                                   - more -

Page 3 of 11
August 11, 1998



Market Fundamentals are Strong

The economy of the United States, CB Richard Ellis's primary market, remains strong and real estate markets across the country continue to be healthy and perform well. Representative of the industry's strength in the office space sector, the national vacancy rate dropped to 9% for the second quarter, compared to 11% for the same period last year, according to Torto Wheaton Research, the company's Boston-based real estate econometric forecasting and consulting firm. Demand for office space fueled the declining vacancy rate in the U.S., with about 19 million square feet absorbed during the quarter. The outlook for 1998 continues to be favorable, with strong economic activity giving rise to space demand coupled with limited new supply.

Segment Results

For the quarter, each business segment produced strong revenue growth along with steady gains in EBITDA, except for Corporate Services where investments made in building its infrastructure both in the U.S. and abroad resulted in lower EBITDA compared to last year.

The strong revenue growth highlights the success of each business unit's growth strategy, the synergies each enjoys from the company's vertically integrated global positioning and favorable industry conditions. According to Didion, a strong economy with the exception of weakened economic conditions in Asia, heightened cross-border investment activity and increased outsourcing by multinational corporations continued to be the key macroeconomic trends which helped produce CB Richard Ellis's robust returns. Didion stated, "We continue to be quite pleased with our performance in each business area, along with the milestones each has made towards achieving our longer-term goals."

Relative Gains

For the quarter ended June 30, 1998, CB Richard Ellis generated revenue gains of 47% in Brokerage Services, which grew to $142.6 million; 172% in Corporate Services, which increased to $17.3 million; 163% in Management Services, which advanced to $29.0 million; and 52% in Financial Services, which rose to $66.3 million.

Brokerage Services (56% of revenues; grew 47%)

Brokerage Services (commercial property sales and leasing), the company's core business, contributed 56% to consolidated revenues for the quarter. The company reported 47% higher brokerage revenues versus the 1997 second quarter, fueled by a much improved real estate market in many parts of the world, which has driven up rents and sales prices, and the acquisition of REI. EBITDA advanced 138% for the quarter, while EBITDA margins improved considerably to 16% in the current period from 10% in the comparable year-ago quarter.

                                   - more -

Brett White, President, Brokerage Services, North America, noted, "We have continued to flourish as result of our market leading presence across nearly every major market around the globe and our sizable, established client base. Taken together, these competitive strengths have enabled us to benefit from a strong real estate environment. The significant increases in revenue and EBITDA being enjoyed by Brokerage Services can be attributed to escalating rent and sale prices, as well as the quality of our people and their ability to continue to generate, quarter over quarter, impressive gains in individual and team production."

According to White, as transaction volume has increased, the company has benefited from improved economies of scale, reflected in part by an increase in the amount of revenue generated per producer, resulting in the 62% improvement in the segment's EBITDA margin and greater profits flowing through to the bottom line. Stated White, "The momentum we have established so far this year should be sustainable through year-end."

CORPORATE SERVICES (7% OF REVENUES; GREW 172%)

Corporate Services provides transaction management, advisory services and facilities management on a regional, national and international basis, and constitutes a "one-stop" shop for major corporate clients. Revenues advanced 172% to represent 7% of total revenues. The bulk of the revenue growth is attributable to the inclusion of the Koll operations this year, which were not included in the year earlier period. CB Richard Ellis has about 80 million square feet of pure corporate facilities under management and serves over 125 major multinational and national corporate clients in this sector through long term engagement agreements. EBITDA for the quarter was $(0.9) million, representing a decline from last year mostly due to ongoing infrastructure investments made to expand corporate services business based on the combination with REI.

Gary Beban, Senior Executive Managing Director, Global Corporate Advisory Services, said, "Our status as the only service provider able to offer a seamless global capacity to corporate clients worldwide has begun to benefit us as we are seeing a multitude of opportunities to expand our business worldwide and enhance our revenue streams. More and more, large corporations from all parts of the world are outsourcing their real estate service needs and many are turning to CB Richard Ellis. By focusing on being one of the most highly regarded and well-known full-service providers in the industry, with a global brand name, we are ideally poised to be the major recipient of this burgeoning source of new business."




                                   - more -

MANAGEMENT SERVICES (11% OF REVENUES; GREW 163%)

Management Services offers an extensive range of property management services and manages 352 million square feet worldwide for hundreds of clients. Revenue advanced 163% to $29.0 million, primarily as a result of the Koll acquisition, compared to $11.0 million in the previous second quarter, to represent 11% of total revenues. EBITDA for the quarter grew at a slower pace, 66% to $1.9 million, reflecting costs associated with new initiatives to broaden client services and revenue sources.

Commented Jana Turner, President, Institutional Management Services, North America, "Our strong revenue growth was largely due to the acquisition of the Koll portfolio, coupled with increased sales and leasing activities within the aggregate portfolio. At our managed properties, the strongest contribution came from the western parts of the U.S., where we enjoy a preeminent market position. Results from the other regions were healthy as well, though these are territories where our presence is less dominant and where we are aggressively building our portfolio through market share growth and acquisitions." Turner identified the company's recent purchase of Mathews Click & Associates, an Ohio Valley based full service real estate company, as an example of an acquisition made to enhance geographic market penetrations and deepen the group's service lines. According to Turner, Mathews Click will favorably impact future results. Turner added, "Part of our growth strategy, in addition to acquisitions, is to generate fee income from non-traditional revenue sources, including Service Direct Advantage (a tenant services program), our strategic engineering group and our construction design and management company."

FINANCIAL SERVICES (26% OF REVENUES; GREW 52%)

Financial Services provides a range of products and services to Wall Street, institutional, corporate and offshore investors. During the quarter, strong growth was realized across all its service areas, including investment property acquisitions and sales, mortgage banking through L.J. Melody & Company, valuation/appraisal, asset management through CB Richard Ellis Investors, (formerly Westmark Realty Advisors) and real estate market research. Key products (hard-asset funds, loan funds, and mutual funds) also experienced steady growth, both in terms of the value of existing funds and expanded product offerings. Revenue from the Financial Services segment contributed 26% to consolidated quarterly revenues and increased 52% during the second quarter versus the comparable year-ago quarter. EBITDA advanced 61% for the quarter over last years's second quarter.

Ray Wirta, Chief Operating Officer of the company and Chairman, North America, stated, "We are pleased with how our financial services business has grown so far this year and look for continued gains ahead, especially as we increase our offshore marketing activities and introduce our U.S. clients to our extensive offshore capabilities thanks to the combination with REI." Continued Wirta, "This year, we have benefited from a strong mortgage banking environment and a surge in appraisal activity, reflecting the boom in many real estate markets fueled by lower interest rates and declining vacancy rates." Wirta indicated the company's expanded market presence geographically was also

                                   - more -
an important factor contributing to its growth. Bearing in mind the three acquisitions of mortgage companies completed so far this year, Wirta pointed out the operating and financial benefits from these transactions have yet to take hold.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

CB Richard Ellis (NYSE:CBG) is the world's leading real estate services company. Headquartered in Los Angeles with over 9,000 employees worldwide, the company serves real estate owners, investors and occupiers through over 200 principal offices in 29 countries. Services include property sales and leasing, property management, corporate advisory services and facilities management, mortgage banking, investment management, capital markets, appraisal/valuation and market research. CB Commercial and REI Limited, which merged in April 1998 to form CB Richard Ellis, had combined 1997 revenues of $848 million.

For more information on CB Richard Ellis Services, Inc. (via facsimile and at no cost), call 1-800-PRO-INFO and dial client code "CBG". If calling from outside the United States, please dial 1-732-544-2850.

                                  -- more --

                        CB RICHARD ELLIS SERVICES, INC.
                               OPERATING RESULTS
      FOR THE THREE MONTHS ENDED JUNE 30, 1998 WITH COMPARATIVE FIGURES
                        FOR THE SIMILAR PERIOD IN 1997
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                            QUARTER ENDED JUNE 30,
                                                   ----------------------------------------------------------------------
CONSOLIDATED                                          1998                1997            DIFFERENCE          % CHANGE
------------                                       ------------       ------------     ----------------    --------------
Revenue.........................................   $    255,267       $    157,958      $        97,309             61.6%
Costs and expenses:
 Commissions, fees and other incentives.........        113,368             82,521               30,847             37.4%
 Operating, administrative and other............        111,063             60,206               50,857             84.5%
 Merger-related and other nonrecurring
  charges.......................................         16,585                  0               16,585              n/a
 Depreciation and amortization..................          7,427              3,053                4,374            143.3%
                                                   ------------       ------------     ----------------    --------------
Operating income................................          6,824             12,178              (5,354)           (44.0)%
Interest income.................................            538                587                 (49)            (8.3)%
Interest expense................................          7,410              4,104                3,306             80.6%
                                                   ------------       ------------     ----------------    --------------
Income (loss) before provision for income tax...           (48)              8,661              (8,709)          (100.6)%
Provision for income tax........................          1,132              3,795              (2,663)           (70.2)%
                                                   ------------       ------------     ----------------    --------------
Net income (loss)...............................   $    (1,180)       $      4,866     $        (6,046)          (124.2)%
Dividend on preferred stock.....................   $          0       $      1,000     $        (1,000)              n/a
                                                   ------------       ------------     ----------------    --------------
Net income (loss) applicable to common             $    (1,180)       $      3,866     $        (5,046)          (130.5)%
stockholders
                                                   ============       ============     ================    ==============
Basic earnings (loss) per share.................   $     (0.06)       $       0.29     $         (0.35)          (120.7)%
                                                   ============       ============     ================    ==============
Number of shares used in computing basic
 earnings (loss) per share......................     20,146,007         13,410,120            6,735,887             50.2%
                                                   ============       ============     ================    ==============
Diluted earnings (loss) per share...............   $     (0.06)       $       0.28     $         (0.34)          (121.4)%
                                                   ============       ============     ================    ==============
Number of shares used in computing
 diluted earnings (loss) per share..............     20,146,007         14,010,146            6,135,861             43.8%
                                                   ============       ============     ================    ==============
Adjusted diluted earnings per share (1).........   $       0.38       $       0.28     $           0.10             35.7%
                                                   ============       ============     ================    ==============
Number of shares used in computing
 adjusted diluted earnings per share (1)........     20,767,622         14,010,146            6,757,476             48.2%
                                                   ============       ============     ================    ==============
EBITDA excluding merger-related and other
 nonrecurring charges...........................   $     30,836       $     15,231     $         15,605            102.5%
                                                   ============       ============     ================    ==============

(1) Excludes the effect of merger-related and other nonrecurring charges, net of tax effect

                        CB RICHARD ELLIS SERVICES, INC.
                     OPERATING RESULTS BY BUSINESS SEGMENT
FOR THE THREE MONTHS ENDED JUNE 30, 1998 WITH COMPARATIVE FIGURES FOR THE
                            SIMILAR PERIOD IN 1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                          QUARTER ENDED JUNE 30,
                                             ----------------------------------------------
                                                1998       1997      DIFFERENCE    % CHANGE
                                             ---------  ----------   ----------   ---------
BROKERAGE SERVICES
------------------
Revenue....................................   $142,610  $  96,843    $  45,767       47.3%

Costs and expenses:
  Commissions, fees and other incentives...     72,827     54,984       17,843       32.5%
  Operating, administrative and other......     47,120     32,344       14,776       45.7%
  Depreciation and amortization............      2,524      1,422        1,102       77.5%
                                              --------  ---------    ----------  --------
Operating income...........................   $ 20,139  $   8,093    $   12,046     148.8%
                                              ========  =========    ==========  ========
EBITDA.....................................   $ 22,663  $   9,515    $   13,148     138.2%
                                              ========  =========    ==========  ========
EBITDA margin..............................       15.9%       9.8%
                                              ========  =========
EBITDA as a percent of consolidated EBITDA        73.5%      62.5%
                                              ========  =========
CORPORATE SERVICES
------------------
Revenue...................................    $ 17,294  $   6,364    $   10,930     171.7%

Costs and expenses:
  Commissions, fees and other incentives..       6,818      3,604         3,214      89.2%
  Operating, administrative and other.....      11,381      2,650         8,731     329.5%
  Depreciation and amortization...........         611         59           552     935.6%
                                              --------  ---------    ----------  --------
Operating income (loss)...................    $ (1,516) $      51    $   (1,567) (3,072.5)%
                                              ========  =========    ==========  ========
EBITDA....................................    $   (905) $     110    $   (1,015)   (922.7)%
                                              ========  =========    ==========  ========
EBITDA margin.............................        -5.2%       1.7%
                                              ========  =========
EBITDA as a percent of consolidated EBITDA        -2.9%       0.7%
                                              ========  =========
MANAGEMENT SERVICES
-------------------
Revenue...................................    $ 29,017  $  11,022    $   17,995     163.3%

Costs and expenses:
  Commissions, fees and other incentives..       6,948      4,504         2,444      54.3%
  Operating, administrative and other.....      20,212      5,397        14,815     274.5%
  Depreciation and amortization...........       1,369        163         1,206     739.9%
                                              --------  ---------    ----------  --------
Operating income..........................    $    488  $     958    $     (470)    (49.1)%
                                              ========  =========    ==========  ========
EBITDA....................................    $  1,857      1,121    $      736      65.7%
                                              ========  =========    ==========  ========
EBITDA margin.............................         6.4%      10.2%
                                              ========  =========
EBITDA as a percent of consolidated EBITDA         6.0%       7.4%
                                              ========  =========
FINANCIAL SERVICES
------------------
Revenue...................................    $ 66,346  $  43,729    $   22,617      51.7%

Costs and expenses:
  Commissions, fees and other incentives..      26,775     19,429         7,346      37.8%
  Operating, administrative and other.....      32,350     19,815        12,535      63.3%
  Depreciation and amortization...........       2,923      1,409         1,514     107.5%
                                              --------  ---------    ----------  --------
Operating income..........................    $  4,298  $   3,076    $    1,222      39.7%
                                              ========  =========    ==========  ========
EBITDA....................................    $  7,221  $   4,485    $    2,736      61.0%
                                              ========  =========    ==========  ========
EBITDA margin.............................        10.9%      10.3%
                                              ========  =========
EBITDA as a percent of consolidated EBITDA        23.4%      29.4%
                                              ========  =========

MERGER-RELATED AND OTHER NONRECURRING
 CHARGES..................................    $ 16,585  $     --     $   16,585
                                              ========  =========    ==========

                        CB RICHARD ELLIS SERVICES, INC.
                               OPERATING RESULTS
        FOR THE SIX MONTHS ENDED JUNE 30, 1998 WITH COMPARATIVE FIGURES
                        FOR THE SIMILAR PERIOD IN 1997
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                       SIX MONTHS ENDED JUNE 30,
                                                      -------------------------------------------------------
CONSOLIDATED                                              1998           1997         DIFFERENCE     % CHANGE
------------                                          -----------     -----------    ------------    --------
Revenue..........................................     $   430,411     $   292,022     $  138,389       47.4 %
Costs and expenses:
 Commissions, fees and other incentives..........         197,082         150,128         46,954       31.3 %
 Operating, administrative and other.............         190,021         116,596         73,425       63.0 %
 Merger related and other nonrecurring charges...          16,585               0         16,585        n/a
 Depreciation and amortization...................          12,749           6,174          6,575      106.5 %
                                                      -----------     -----------     ----------     ------
Operating income.................................          13,974          19,124         (5,150)     (26.9)%
Interest income..................................           1,265           1,219             46        3.8 %
Interest expense.................................          11,731           7,849          3,882       49.5 %
                                                      -----------     -----------     ----------     ------
Income before provision for income tax...........           3,508          12,494         (8,986)     (71.9)%
Provision for income tax.........................           2,723           5,355         (2,632)     (49.2)%
                                                      -----------     -----------     ----------     ------
Net income.......................................     $       785     $     7,139     $   (6,354)     (89.0)%
Dividend on preferred stock......................     $    32,273(1)  $     2,000     $   30,273        n/a
                                                      -----------     -----------     ----------     ------
Net income (loss) applicable to common
 stockholders....................................     $   (31,488)    $     5,139     $   (36,627)   (712.7)%
                                                      ===========     ===========     ===========    ======
Basic earnings (loss) per share..................     $     (1.61)    $      0.38     $     (1.99)   (523.7)%
                                                      ===========     ===========     ===========    ======
Number of shares used in computing basic
 earnings (loss) per share.......................      19,519,371      13,354,101       6,165,270      46.2 %
                                                      ===========     ===========     ===========    ======
Diluted earnings (loss) per share................     $     (1.61)    $      0.37     $     (1.98)   (535.1)%
                                                      ===========     ===========     ===========    ======
Number of shares used in computing diluted
 earnings per share..............................      19,519,371      13,952,451       5,566,920      39.9 %
                                                      ===========     ===========     ===========    ======
Adjusted diluted earnings per share (2)..........     $      0.49     $      0.37     $      0.12      32.4 %
                                                      ===========     ===========     ===========    ======
Number of shares used in computing adjusted
 diluted earnings per share (2)..................      20,142,838      13,952,451       6,190,387      44.4 %
                                                      ===========     ===========     ===========    ======
EBITDA excluding merger-related and other
 Nonrecurring charges............................     $    43,308     $    25,298     $    18,010      71.2 %
                                                      ===========     ===========     ===========    ======

(1)  Deemed dividend associated with the repurchase of preferred stock
(2) Excludes the effect of deemed dividend associated with the repurchase of preferred stock and merger-related and other nonrecurring charges, net of tax effect

                        CB RICHARD ELLIS SERVICES, INC.
                     OPERATING RESULTS BY BUSINESS SEGMENT
FOR THE SIX MONTHS ENDED JUNE 30, 1998 WITH COMPARATIVE FIGURES FOR THE SIMILAR
                                PERIOD IN 1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                         SIX MONTHS ENDED JUNE 30,
                                                   ------------------------------------------
                                                     1998      1997    DIFFERENCE   % CHANGE
                                                   --------  --------  ----------  ---------
BROKERAGE SERVICES
------------------
Revenue..........................................  $235,579  $179,182  $   56,397       31.5%

Costs and expenses:
        Commissions, fees and other incentives...   124,760   100,697      24,063       23.9%
        Operating, administrative and other......    81,181    62,532      18,649       29.8%
        Depreciation and amortization............     4,026     2,915       1,111       38.1%
                                                   --------  --------  ----------  ---------
Operating income.................................  $ 25,612  $ 13,038  $   12,574       96.4%
                                                   ========  ========  ==========  =========
EBITDA...........................................  $ 29,638  $ 15,953  $   13,685       85.8%
                                                   ========  ========  ==========  =========
EBITDA margin....................................      12.6%      8.9%
                                                   ========  ========
EBITDA as a percent of consolidated EBITDA.......      68.4%     63.1%
                                                   ========  ========

CORPORATE SERVICES
------------------
Revenue..........................................  $ 29,774  $ 12,254  $   17,520      143.0%

Costs and expenses:
        Commissions, fees and other incentives...    11,743     6,879       4,864       70.7%
        Operating, administrative and other......    19,648     5,167      14,481      280.3%
        Depreciation and amortization............     1,117       126         991      786.5%
                                                   --------  --------  ----------  ---------
Operating income (loss)..........................  $ (2,734) $     82  $   (2,816)  (3,434.1)%
                                                   ========  ========  ==========  =========
EBITDA...........................................  $ (1,617) $    208  $   (1,825)    (877.4)%
                                                   ========  ========  ==========  =========
EBITDA margin....................................      -5.4%      1.7%
                                                   ========  ========
EBITDA as a percent of consolidated EBITDA.......      -3.7%      0.8%
                                                   ========  ========

MANAGEMENT SERVICES
-------------------
Revenue..........................................  $ 51,478  $ 21,884  $   29,594      135.2%

Costs and expenses:
        Commissions, fees and other incentives...    13,350     9,116       4,234       46.4%
        Operating, administrative and other......    34,282    10,877      23,405      215.2%
        Depreciation and amortization............     2,570       316       2,254      713.3%
                                                   --------  --------  ----------  ---------
Operating income.................................  $  1,276  $  1,575  $     (299)     (19.0)%
                                                   ========  ========  ==========  =========
EBITDA...........................................  $  3,846  $  1,891  $    1,955      103.4%
                                                   ========  ========  ==========  =========
EBITDA margin....................................       7.5%      8.6%
                                                   ========  ========
EBITDA as a percent of consolidated EBITDA.......       8.9%      7.5%
                                                   ========  ========

FINANCIAL SERVICES
------------------
Revenue..........................................  $113,580  $ 78,702  $   34,878       44.3%

Costs and expenses:
        Commissions, fees and other incentives...    47,229    33,436      13,793       41.3%
        Operating, administrative and other......    54,910    38,020      16,890       44.4%
        Depreciation and amortization............     5,036     2,817       2,219       78.8%
                                                   --------  --------  ----------  ---------
Operating income.................................  $  6,405  $  4,429  $    1,976       44.6%
                                                   ========  ========  ==========  =========
EBITDA...........................................  $ 11,441  $  7,246  $    4,195       57.9%
                                                   ========  ========  ==========  =========
EBITDA margin....................................      10.1%      9.2%
                                                   ========  ========
EBITDA as a percent of consolidated EBITDA.......      26.4%     28.6%
                                                   ========  ========

MERGER-RELATED AND OTHER NONRECURRING CHARGES....  $ 16,585  $     --  $   16,585
---------------------------------------------      ========  ========  ==========

                        CB RICHARD ELLIS SERVICES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEET

                            (DOLLARS IN THOUSANDS)

                                                      JUNE 30, 1998    DECEMBER 31, 1997
                                                      -------------    -----------------
                                                       (UNAUDITED)
                       ASSETS
                       ------

Cash and cash equivalents                             $      41,583    $          47,181
Other current assets                                        160,997              100,518
Property and equipment, net                                  54,034               50,309
Goodwill and other intangible assets, net                   380,054              239,384
Other assets, net                                            67,466               65,117
                                                      -------------    -----------------
        Total assets                                  $     704,134    $         502,509
                                                      =============    =================

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Current maturities of long-term debt                  $       7,836    $           4,679
Other current liabilities                                   175,317              150,346
Long-term debt, less current maturities                     319,174              146,273
Other long-term liabilities                                  43,333               35,768
                                                      -------------    -----------------
        Total liabilities                                   545,660              337,066

MINORITY INTEREST                                             5,340                7,672

STOCKHOLDERS' EQUITY

Contributed capital                                         324,013              328,253
Accumulated deficit                                        (170,879)            (170,482)
                                                      -------------    -----------------
        Total stockholders' equity                          153,134              157,771

        Total liabilities and stockholders' equity    $     704,134    $         502,509
                                                      =============    =================